Exhibit 10.73

EMPLOYMENT AGREEMENT

This Agreement is by and between Source Interlink Companies Inc., (“Company”), and Steven R. Parr, (“Employee”).

WHEREAS, Company wishes to retain Employee in its employ; and

WHEREAS, Employee desires to be retained by Company pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Services.  Employee hereby agrees to be retained by Company, as President, PEM Division, Source Interlink Companies Inc. with duties and responsibilities subject to the management and direction of the Company’s officers and directors.  Employee agrees to devote 100% of his professional time to this position and will perform his duties to the best of his abilities.

2.                                       Duration.   This agreement will be for a term of three years.

3.                                       Compensation and Benefits.

(a)                                                          Base Salary.  Employee shall be paid an aggregate annual base salary as follows: (1) during the period from the first day of employment through and including June 30, 2008, Six Hundred Twenty Thousand Dollars, ($620,000); (2) during the period from July 1, 2008, through and including June 30, 2009, Six Hundred Forty Thousand Dollars, ($640,000); (3) during the period from July 1, 2009, through and including June 30, 2010,  Six Hundred Sixty Thousand Dollars ($660,000); provided however, that such annual rates may be adjusted from time to time by the Compensation Committee of the Board after having taken into account the performance of the Executive and such other factors deemed relevant by such Committee.  Base Compensation shall be payable in such installments and at intervals prescribed from time to time under the Company’s payroll policies and practices, and shall be subject to such withholdings as are required by applicable law.

(b)                                                         Cash Bonus Plan. Starting with the full 2008 calendar year, employee shall participate in the Company’s Bonus Plan at a target opportunity of 75% of annual earned base salary.  As regards Employee’s first year bonus, payment shall be guaranteed at target if Employee’s Division meets an agreed upon $111 million EBITDA goal and such other business initiatives to be set forth in a separate written agreement between Employee and the Chairman of the Board of Directors, which shall be incorporated herein by reference.  Bonus payment in all subsequent years will be in accordance with the controlling Cash Bonus Plan.

(c)                                                          Benefits.  Company shall provide Employee with benefits commensurate with those provided to Company executives generally, including eligibility for coverage under the Exec-U-Care Health and Welfare Plan (a portion of the premiums under this plan are paid for by Employee through salary deductions) and participation in the 401(k) plan.

(d)                                                         Stock Option Plan.  Employee shall be eligible to participate in the Company’s Executive Stock Option Plan as determined and approved by the Board of Directors.  As a sign-on incentive, Employee shall be granted One Hundred Fifty Thousand (150,000) options under such Plan.

4.               Term and Termination.

(a)                                                          Term.  This Agreement shall continue in effect through July 1, 2010 unless earlier terminated in accordance with Section 4(b).

(b)                                                         Early Termination Due to Resignation or Death, Disability or For Cause.

(1)                                  This Agreement:

(A)                              shall terminate automatically upon Employee’s resignation or death;

(B)                                may be terminated by the Company upon Employee incurring a “Permanent Disability” which shall mean a disability which renders Employee unable by reason of physical or mental illness, to perform the services specified herein in a reasonable professional manner for a period of more than three consecutive months, as reasonably determined by Company’s management; and

(C)                                May be terminated by the Company for “Cause” which shall mean any intentional act of dishonesty committed by Employee in connection with Employee’s employment, substance abuse, conviction of a felony, behavior injurious to the Company, the willful or repeated failure or refusal to perform Employee’s duties, or gross insubordination.

(2)                                              Amounts Payable Upon Early Termination.  In the event that this Agreement shall terminate pursuant to any of the provisions of Section 4(b) hereof, Employee shall be entitled to receive only any outstanding salary for time actually worked, and actual business expenses incurred subject to Company’s regular approval process.

(c)                                                                                  Termination Without Cause.  Employee’s employment status is at will.  The Company reserves the right to terminate Employee at any time, with or without cause.  In the event the Company terminates Employee’s employment for any reason other than as described in Section 4(b), and provided that Employee executes a separation and release agreement in the form then being used by the Company:  (i) if the termination is during the term of this Agreement, Employee shall be entitled to receive the greater of (A) the remaining amounts due under this Agreement less applicable withholding taxes which shall mean (1) base salary from the date of termination up to and including July 1, 2010, plus (2) Employee’s target bonus for any applicable calendar years in whole or pro rata; or (B) an aggregate amount equal to (1) 12 month’s base salary at the rate being paid on the date of termination plus (2) Employee’s target bonus for the calendar year in which such termination occurs; (ii) if the termination is after the term of this Agreement, the amount set forth in subsection (c)(i)(B) above.

5.               Expenses.  The Company shall reimburse Employee for all reasonable and customary out-of-pocket travel and entertainment expenses incurred in the performance of Employee’s duties hereunder provided such expenses have been approved in advance or are in accordance with a budget that has been so approved.

6.               Confidentiality/Non-Compete/Non solicitation.  Employee will be required to execute standard Company agreements on these matters.

7.               Specific Performance.  The parties acknowledge that there may be no adequate remedy at law for breach by Employee of Section 6 of this Agreement and that money damages may not be an adequate remedy for such breach.  Therefore, Employee agrees that the company shall have the right, in addition to any other rights it may have, to injunctive relief and specific performance of such Section in the event of any breach by the Employee.  The remedy set forth in the preceding two sentences is cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

8.               Governing Law.  This Agreement shall be governed, interpreted and enforced in accordance with the laws of Florida.

9.               Miscellaneous.

(a)                                  Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

(b)                                 This Agreement shall not be assignable by either party except that the Company may assign its rights and obligations hereunder to any of its sister companies or subsidiaries or to any successor in interest, provided that such assignment shall not result in any change in the terms of this Agreement and Company shall remain secondarily liable for its obligations hereunder.

(c)                                  This instrument contains the entire agreement and understanding of the parties hereto and supercedes all other agreements, oral or written, concerning the subject matter hereof.  This Agreement may not be changed except by an agreement in writing signed by both parties.

(d)                                 If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

Agreed to this 27th day of June, 2007.

On behalf of Source Interlink Companies:

/s/ Michael R. Duckworth
Michael R. Duckworth

Steven R. Parr:

/s/ Steven R. Parr